Exhibit 10.1

BARNES & NOBLE, INC.

CHANGE IN CONTROL SEVERANCE PLAN

AND SUMMARY PLAN DESCRIPTION

1. Introduction. The purpose of this Barnes & Noble, Inc. Change in Control Severance Plan (the “Plan”) is to provide assurances of specified benefits to certain employees of the Company and its Affiliates in the event that, during the twenty-four (24) months following a Change in Control, (i) such employee terminates his or her employment with the Company (or any Affiliate of the Company) for Good Reason, or (ii) the Company (or any Affiliate of the Company) terminates such employee’s employment for a reason other than Cause, the Participant’s death or Disability (each, as defined herein). See page 4 of this Plan for the definition of “Participant,” which lists the employees of the Company and its Affiliates eligible to participate in this Plan. This Plan is a “severance pay arrangement,” within the meaning of Section 3(2)(B)(i) of ERISA, that is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations § 2510.3-2(b). This document constitutes both the written instrument under which this Plan is maintained and the required summary plan description for this Plan.

2. Important Terms. The following words and phrases, when the initial letter of the term is capitalized, will have the meanings set forth in this Section 2, unless a different meaning is plainly required by the context:

2.1. “1934 Act” means the Securities Exchange Act of 1934, as amended.

2.2. “Accrued Obligations” means (i) a Participant’s Annual Base Salary that is accrued but unpaid as of the date of such Participant’s Involuntary Termination, (ii) any amount arising from a Participant’s participation in, or benefits under, any employee benefit plans, programs or arrangements of the Company or its Affiliates (other than severance plans, programs or arrangements), subject to the terms and conditions thereof, or the Equity Plan (subject to the terms and conditions of the Equity Plan and any applicable award agreement thereunder), (iii) any accrued but unpaid vacation pay owed to the Participant in accordance with the Company’s or its Affiliates’ vacation policy and (iv) any accrued but unpaid business expenses that are reimbursable to a Participant pursuant to the Company’s or its Affiliates’ expense reimbursement policies and procedures.

2.3. “Administrator” means the Company, acting through the Compensation Committee or another duly constituted committee of members of the Board, or any Person to whom the Administrator has delegated any authority or responsibility with respect to the Plan pursuant to Section 12, but only to the extent of such delegation.

2.4. “Affiliate” means (i) any person or entity that directly, or through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company (including any Subsidiary) or (ii) any entity in which the Company has a significant equity interest, as determined by the Compensation Committee.

2.5. “Annual Base Salary” means a Participant’s annual base salary as in effect immediately prior to such Participant’s Involuntary Termination or, if greater, at the level in effect immediately prior to the Change in Control.

2.6. “Board” means the board of directors of the Company.

2.7. “Cause” means (A) a Participant engaging in intentional misconduct or gross negligence that, in either case, is injurious to Company; (B) a Participant’s indictment, entry of a plea of nolo contendere or conviction by a court of competent jurisdiction with respect to any crime or violation of law involving fraud or dishonesty (with the exception of misconduct based in good faith on the advice of professional consultants, such as attorneys and accountants) or any felony (or equivalent crime in a non-U.S. jurisdiction); (C) any gross negligence, intentional acts or intentional omissions by a Participant (as determined by a majority vote of the Board in its reasonable discretion and judgment) that constitute fraud, dishonesty, embezzlement or misappropriation in connection with the performance of a Participant’s employment duties and responsibilities; (D) a Participant engaging in any act of intentional misconduct or moral turpitude (as determined by a majority vote of the Board in its reasonable discretion and judgment) reasonably likely to adversely affect the Company or its business; (E) a Participant’s abuse of or dependency on alcohol or drugs (illicit or otherwise) that adversely affects such Participant’s job performance; (F) a Participant’s willful failure or refusal to properly perform (as determined by a majority vote of the Board in its reasonable discretion and judgment) the duties, responsibilities or obligations of such Participant’s employment for reasons other than Disability or authorized leave, or to properly perform or follow (as determined by a majority vote of the Board in its reasonable discretion and judgment) any lawful direction by the Company (with the exception of a willful failure or refusal to properly perform based in good faith on the advice of professional consultants, such as attorneys and accountants); or (G) a Participant’s material breach of the terms of the Plan or of any other contractual duty to, written policy of, or written agreement with the Company (with the exception of a material breach based in good faith on the advice of professional consultants, such as attorneys and accountants); provided that the Company shall provide the Participant with written notice of the events or occurrences described in this definition, and, to the extent curable, an opportunity to cure within ten (10) calendar days.

2.8. “Change in Control” means the occurrence of one or more of the following events:

(a) during any period of twenty-four (24) consecutive months, individuals who were Directors of the Company on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board; provided, however, that any individual becoming a Director of the Company subsequent to the first day of such period whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director;

(b) the consummation of (i) a merger, consolidation, statutory share exchange or similar form of corporate transaction involving (x) the Company or (y) any of its Subsidiaries, but in the case of this clause (y) only if Company Voting Securities (as defined below) are issued or issuable (each of the events referred to in this clause (i) being hereinafter referred to as a “Reorganization”) or (ii) the sale or other disposition of all or substantially all the assets of the Company to an entity that is not an Affiliate (a “Sale”), in each case, if such Reorganization or Sale requires the approval of the Company’s stockholders under the law of the Company’s jurisdiction of organization (whether such approval is required for such Reorganization or Sale or for the issuance of securities of the Company in such Reorganization or Sale), unless, immediately following such Reorganization or Sale, (A) all or substantially all the individuals and entities who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the 1934 Act (or a successor rule thereto)) of the securities eligible to vote for the election of the Board (“Company Voting Securities”) outstanding immediately prior to the consummation of such Reorganization or Sale beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the corporation resulting from such Reorganization or Sale (including a corporation that, as a result of such transaction, owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Corporation”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization or

Sale, of the outstanding Company Voting Securities (excluding any outstanding voting securities of the Continuing Corporation that such beneficial owners hold immediately following the consummation of the Reorganization or Sale as a result of their ownership prior to such consummation of voting securities of any company or other entity involved in or forming part of such Reorganization or Sale other than the Company), (B) no “person” (as such term is used in Section 13(d) of the 1934 Act) (excluding any employee benefit plan (or related trust) sponsored or maintained by the Continuing Corporation or any corporation controlled by the Continuing Corporation) beneficially owns, directly or indirectly, 40% or more of the combined voting power of the then outstanding voting securities of the Continuing Corporation and (C) at least a majority of the members of the board of directors of the Continuing Corporation were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or Sale or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization or Sale; or

(c) any “person,” corporation or other entity or “group” (as used in Section 14(d)(2) of the Exchange Act) (other than (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate or (iii) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the voting power of the Company Voting Securities) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company Voting Securities; provided, however, that for purposes of this subparagraph (c), the following acquisitions shall not constitute a Change of Control: (x) any acquisition directly from the Company or (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate.

The determination as to the occurrence of a Change of Control shall be based on objective facts and, to the extent applicable, in accordance with the requirements of Code Section 409A and the regulations promulgated thereunder.

2.9. “Change in Control Period” means the time period beginning on the date of consummation of a Change in Control and ending on the date that is twenty-four (24) months following such Change in Control.

2.10. “Code” means the Internal Revenue Code of 1986, as amended.

2.11. “Company” means Barnes & Noble, Inc., a Delaware corporation, and any successor that assumes the obligations of the Company under the Plan, by way of merger, acquisition, consolidation or other transaction or by applicable law.

2.12. “Compensation Committee” means the Compensation Committee of the Board (or such other committee designated by the Compensation Committee of the Board).

2.13. “Director” means a non-employee member of the Board or a non-employee member of the board of directors of a Subsidiary.

2.14. “Disability” means a written determination by a majority of three physicians (one of which shall be the Participant’s most recent primary care provider) mutually agreeable to the Company and a Participant (or, in the event of a Participant’s total physical or mental disability, such Participant’s legal representative) that a Participant is physically or mentally unable to perform his or her duties and that such disability can reasonably be expected to continue for a period of six consecutive months or for shorter periods aggregating 180 days in any 12-month period.

2.15. “Effective Date” means December 4, 2018, the date on which the terms of this Plan were adopted by the Compensation Committee.

2.16. “Equity Awards” means a Participant’s stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance stock units and any other Company equity compensation or long-term cash incentive awards that are outstanding as of immediately prior to the consummation of the Change in Control.

2.17. “Equity Plan” means the Barnes & Noble, Inc. Amended and Restated 2009 Incentive Plan, as amended from time to time, or any successor plan thereto.

2.18. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.19. “Good Reason” means the occurrence of one or more of the following events in respect of a Participant without such Participant’s written consent: (A) a material diminution of a Participant’s authority, duties or responsibilities; (B) a greater than 10% reduction in a Participant’s Annual Base Salary or Target Bonus, in each case, measured as of immediately prior to such reduction; (C) relocation of the principal executive offices of the Company to a location more than fifty (50) miles from New York City; or (D) the Company’s failure to make material payments to a Participant as required by any employment agreement or offer letter entered into with such Participant. A Participant shall only be deemed to terminate employment for Good Reason if (A) such Participant provides the Company with written notice of Good Reason within a period not to exceed ninety (90) days after the initial existence of the condition alleged to give rise to Good Reason, (B) the Company fails to remedy the condition within thirty (30) days of such notice and (C) the Participant’s termination is within six (6) months following the initial existence of the condition alleged to give rise to Good Reason.

2.20. “Involuntary Termination” means a termination of employment of a Participant under the circumstances described in Section 4.

2.21. “Participant” means each employee identified on Appendix A attached hereto, which may be amended from time-to-time by the Administrator.

2.22. “Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, governmental entity, unincorporated entity or other entity.

2.23. “Plan” means this Barnes & Noble, Inc. Change in Control Severance Plan, as set forth in this document, and as hereafter amended from time to time.

2.24. “Restrictive Covenants” with respect to a Participant means (i) the covenants set forth in Section 7.2 of the Plan, and (ii) any other written non-competition, non-solicitation, non-disclosure, non-disparagement, return of property or similar provisions or agreements between such Participant and the Company or any of its Affiliates.

2.25. “Section 409A Limit” means two (2) times the lesser of: (i) the Participant’s annualized compensation based upon the annual rate of pay paid to the Participant during the Participant’s taxable year preceding the Participant’s taxable year of the Participant’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Participant’s employment is terminated.

2.26. “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the participant’s Involuntary Termination, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

2.27. “Target Bonus” means a Participant’s annual target bonus compensation opportunity, as in effect immediately prior to such Participant’s Involuntary Termination or, if greater, at the level in effect immediately prior to the Change in Control.

3. Eligibility for Severance Benefits. An individual is eligible for Severance Benefits only if he or she experiences an Involuntary Termination, as described in Section 4.

4. Involuntary Termination during the Change in Control Period. If, during the Change in Control Period, (i) a Participant terminates his or her employment with the Company (or any Affiliate of the Company) for Good Reason, or (ii) the Company (or any Affiliate of the Company) terminates the Participant’s employment for a reason other than Cause, the Participant’s death or Disability (in either case, an “Involuntary Termination”), then, subject to the Participant’s compliance with Section 7, the Participant will receive the compensation and other benefits (the “Severance Benefits”) set forth in Section 5, subject to the terms and conditions of the Plan.

5. Severance Benefits. If a Participant becomes eligible for Severance Benefits in accordance with Sections 3 and 4, the Company shall pay or provide (or cause to be paid or provided) to the Participant (in addition to the Accrued Obligations) the following Severance Benefits:

5.1. An aggregate lump-sum cash payment equal to the product of two (2) times the sum of the Participant’s Annual Base Salary and Target Bonus.

5.2. For eighteen (18) months following the date of a Participant’s Involuntary Termination, subject to such Participant’s timely election of (and continued eligibility for) continued health coverage pursuant to the federal law known as “COBRA,” the applicable COBRA premiums for the Participant and any eligible dependents who participated in the Company’s (or its Affiliate’s) health plan as of immediately prior to the date of the Participant’s Involuntary Termination; provided, that in the event the Company (or its Affiliate) would be subject to any excise tax under Section 4980D of the Code or other penalty or liability pursuant to the provisions of the Patient Protection and Affordable Care Act of 2010 (as amended from time to time) or other applicable law (or to the extent such COBRA subsidy is not permitted under the terms of the applicable benefit plan or applicable law), and in lieu of providing the COBRA subsidy described above, the Company shall instead pay (or cause to be paid) to the Participant an amount equal to the applicable COBRA premiums for such month, with such monthly payment being made on the last day of each month for the remainder of the COBRA Period. For the avoidance of doubt, the Participant’s health benefit coverage from the Company (or its Affiliate) during the COBRA Period shall run concurrent with the health continuation coverage period mandated by Section 4980B of the Code.

5.3. A prorated portion of the Participant’s annual cash bonus compensation payable with respect to the calendar year in which the Involuntary Termination occurs, determined on a daily basis, based solely on the actual level of achievement of the applicable performance goals for such year, and payable if and when annual bonuses are paid to other similarly situated employees of the Company with respect to such year.

5.4. Any outstanding Equity Awards shall be treated in the manner provided in the Equity Plan and the award agreements issued to the Participant thereunder.

6. Limitation on Payments. In the event that the severance and other benefits provided for in the Plan or otherwise payable to a Participant (i) constitute “parachute payments” within the meaning of Section 280G of the Code (“280G Payments”), and (ii) but for this Section 6, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the 280G Payments will be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Participant, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in the 280G Payments is necessary so that no portion of such benefits is subject to the Excise Tax, reduction will occur in the following order: (i) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Section 280G of the Code); (ii) a prorated reduction of (A) cash payments that are subject to Section 409A as deferred compensation and (B) cash payments not subject to Section 409A of the Code; (iii) a prorated reduction of (A) employee benefits that are subject to Section 409A as deferred compensation and (B) employee benefits not subject to Section 409A; and (iv) a prorated cancellation of (A) accelerated vesting of equity awards that are subject to Section 409A as deferred compensation and (B) equity awards not subject to Section 409A. In the event that acceleration of vesting of equity awards is to be canceled, such acceleration of vesting will be canceled in the reverse order of the date of grant of a Participant’s equity awards.

Any determination required under this Section 6 will be made in writing by the Company’s independent public accountants immediately prior to the Change in Control or such other Person to which the parties mutually agree reasonably and in good faith (the “Firm”), whose determination will be conclusive and binding upon the Participant and the Company. For purposes of making the calculations required by this Section 6, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Participant and the Company will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 6. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 6.

7. Additional Obligations of the Participant.

7.1. Release Agreement. As a condition to receiving the Severance Benefits, each Participant will be required to sign and not revoke a separation and release of claims agreement in the form attached hereto as Appendix B (the “Release”). In all cases, the Release must become effective and irrevocable no later than the sixtieth (60th) day following the Participant’s Involuntary Termination (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, the Participant will forfeit any right to the Severance Benefits. In no event will the Severance Benefits be paid or provided until the Release becomes effective and irrevocable.

7.2. Restrictive Covenants.

(a) Non-Competition and Non-Solicitation. The Participant acknowledges and agrees that he or she shall not, at any time during his or her employment with the Company and its Affiliates or during the twelve (12) month period following his or her Involuntary Termination (the

“Restricted Period”): (a) employ or retain, or induce or cause any other Person to employ or retain, any individual who is, or who at any time in the twelve (12) month period prior to such time had been, employed or retained by the Company or any of its Subsidiaries or Affiliates; or (b) provide services, whether as principal or as agent, officer, director, employee, consultant, shareholder, or otherwise, alone or in association with any other Person, to any Competing Business (as defined below); provided, however, that a Participant may provide services to a Competing Business (other than Amazon.com, Inc. and its Subsidiaries and Affiliates and their respective successors (collectively, “Amazon”) and Books-A-Million, Inc. and its Subsidiaries and Affiliates and their respective successors (collectively, “Books-a-Million”)) that is engaged in one or more businesses other than the Business Area (as defined below) but only to the extent that such Participant does not provide services, directly or indirectly, to the segment of such Competing Business that is engaged in the Business Area. For purposes of this Agreement, the term “Competing Business” shall mean (i) Amazon, (ii) Books-A-Million or (iii) any person, corporation or other entity engaged in the Business Area. For purposes of the Plan, the term “Business Area” shall mean any business that derives forty percent (40%) or more of its revenue from the sale or distribution of books or textbooks (including physical, digital or audio versions of the foregoing). Notwithstanding the foregoing, the restrictions of this Section 7.2(a) shall not apply to the placement of general advertisements or the use of general search firm services with respect to a particular geographic area, but which are not targeted, directly or indirectly, towards employees of the Company or any of its subsidiaries. Nothing in Section 7.2(a) shall be construed as denying a Participant the right to own securities of any corporation listed on a national securities exchange or quoted in the NASDAQ System in an amount up to 5% of the outstanding number of such securities.

(b) Confidential Information.

(i) A Participant shall use best efforts and diligence both during and after any employment with the Company, regardless of how, when or why such employment ends, to protect the confidential, trade secret and/or proprietary character of all Confidential Information and Trade Secret Information (as defined below). A Participant shall not, directly or indirectly, use (for such Participant’s benefit or for the benefit of any other person) or disclose any Confidential Information or Trade Secret Information, for so long as it shall remain proprietary or protectable, except as may be necessary for the performance of such Participant’s duties for the Company. For purposes of the Plan, “Confidential Information” shall mean all confidential information of the Company, regardless of the form or medium in which it is or was created, stored, reflected or preserved, that is either developed by a Participant (alone or with others) or to which a Participant shall have had access during any employment with the Company. Confidential Information includes, but is not limited to, Trade Secret Information, and also includes confidential information that is learned or acquired by the Company from others with whom the Company has a business relationship in which, and as a result of which, such information is revealed to the Company. For purposes of this Agreement, “Trade Secret Information” shall mean all information, regardless of the form or medium in which it is or was created, stored, reflected or preserved, that is not commonly known by or generally available to the public and that: (i) derives or creates economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The Company’s Trade Secret Information may include, but is not limited to, all confidential information relating to or reflecting the Company’s research and development plans and activities; compilations of data; product plans; sales, marketing and business plans and strategies; pricing, price lists, pricing methodologies and profit margins; current and planned incentive, recognition and rewards programs and services; personnel; inventions, concepts, ideas, designs and formulae; current, past and prospective customer lists; current, past and anticipated customer needs, preferences and requirements; market studies; computer software and programs (including object code and source code); and computer and database technologies, systems, structures and architectures. The Participants understand that Confidential Information and/or Trade Secret Information may or may not be

labeled as such, and the Participants shall treat all information that appears to be Confidential Information and/or Trade Secret Information as confidential unless otherwise informed or authorized by the Company. Nothing in this Agreement shall be construed to mean that Company owns any intellectual property or ideas that were conceived by a Participant before such Participant commenced employment with the Company and which such Participant has previously disclosed to the Company. Subject to Section 7.2(b)(ii), nothing in this Section 7.2(b)(i) shall prevent a Participant from complying with a valid legal requirement (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information or Trade Secret Information.

(ii) Each Participant agrees that both during and after any employment with the Company, regardless of how, when or why such employment ends, if a Participant is legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information or Trade Secret Information, the Participant shall promptly notify the Company of such request or requirement so that the Company may seek to avoid or minimize the required disclosure and/or to obtain an appropriate protective order or other appropriate relief to ensure that any information so disclosed is maintained in confidence to the maximum extent possible by the agency or other person receiving the disclosure, or, in the discretion of the Company to waive compliance with the provisions of this Section 7.2(b). Thereafter, a Participant shall use reasonable efforts, in cooperation with the Company or otherwise, to avoid or minimize the required disclosure and/or to obtain such protective order or other relief. If, in the absence of a protective order or the receipt of a waiver hereunder, a Participant is compelled to disclose the Confidential Information or Trade Secret Information or else stand liable for contempt or suffer other sanction, censure or penalty, such Participant shall disclose only so much of the Confidential Information or Trade Secret Information to the party compelling disclosure as he or she believes in good faith on the basis of advice of counsel is required by law, and shall give the Company prior notice of the Confidential Information or Trade Secret Information he or she believe is required to be disclosed. The Company shall reimburse any reasonable legal fees and related expenses a Participant incurs in order to comply with this Section 7.2(b)(ii). Notwithstanding the foregoing or any other arrangement with the Company that relates to the unauthorized use or disclosure of trade secrets, pursuant to Section 7 of the Defend Trade Secrets Act of 2016, each Participant understands that: a Participant cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law. A Participant also cannot be held criminally or civilly liable under any federal or state trade secret law for such disclosures made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(iii) A Participant shall use reasonable best efforts and diligence during any employment with the Company, to protect the confidential, trade secret and/or proprietary character of all Prior Employer Confidential Information and Prior Employer Trade Secret Information (as defined below). A Participant shall not, directly or indirectly, use (for such Participant’s benefit or for the benefit of any other person) or disclose any Prior Employer Confidential Information or Prior Employer Trade Secret Information, for so long as it shall remain proprietary or protectable. For purposes of this Agreement, “Prior Employer Confidential Information” shall mean all confidential information of any prior employer, regardless of the form or medium in which it is or was created, stored, reflected or preserved, information that is either developed by a Participant (alone or with others) or to which a Participant shall have had access during any employment with any prior employer. For purposes of this Agreement, “Prior Employer Trade Secret Information” shall mean all information, regardless of the form or medium in which it is or was created, stored, reflected or preserved, that is not commonly known by or generally available to the public and that a Participant shall have had access during any employment with any prior employer that: (A) derives or creates economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(c) Return of Information. A Participant shall promptly deliver to the Company, upon the termination for any reason of such Participant’s employment, or at any other time at the Company’s request, without retaining any copies, all documents, information and other material in such Participant’s possession or control containing, reflecting and/or relating, directly or indirectly, to any Confidential Information and/or Trade Secret Information.

(d) Cooperation. Each Participant agrees that both during and after any employment with the Company, regardless of how, when or why such employment ends, a Participant shall provide reasonable cooperation to the Company and its Affiliates in connection with any pending or future lawsuit, arbitration, or proceeding between the Company and/or any Affiliate and any third party, any pending or future regulatory or governmental inquiry or investigation concerning the Company and/or any Affiliate and any other legal, internal or business matters of or concerning the Company and/or any Affiliate. Such cooperation shall include meeting with and providing information to the Company, any affiliate and/or their respective attorneys, auditors or other representatives as reasonably requested by the Company. The Company shall reimburse any reasonable legal fees and related expenses a Participant incurs in order to comply with this Section 7.2(d).

(e) Non-Disparagement. During and after any employment with the Company, regardless of how, when or why such employment ends, a Participant shall not make, either directly or by or through another person, any oral or written negative, disparaging or adverse statements or representations of or concerning the Company or its Subsidiaries or Affiliates, any of their clients or businesses or any of their current or former officers, directors, employees or shareholders; provided, however, that nothing herein shall prohibit (A) critical communications between a Participant and the Company in connection with such Participant’s employment or (B) a Participant from disclosing truthful information if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process).

7.3. Equitable Relief. Each Participant acknowledges that his or her services to the Company are of a unique character that gives them a special value to the Company. Each Participant further recognizes that any violation of the restrictions in this Section 7 may give rise to losses or damages for which the Company cannot be reasonably or adequately compensated in an action at law and that such violation may result in irreparable and continuing harm to the Company. Accordingly, each Participant agrees that, in addition to any other remedy that the Company may have at law or in equity, the Company shall be entitled to injunctive relief to restrain any violation by a Participant of the restrictions in this Section 7.

7.4. Reasonableness. Each Participant acknowledges that the limitations and obligations contained in this Section 7 are, individually and in the aggregate, reasonable and properly required by the Company and that in the event that any such limitations are found to be unreasonable and unenforceable, a Participant shall submit to such limitations and/or obligations in such form as a court of competent jurisdiction shall determine.

7.5. Governmental Agencies. Notwithstanding any provision of the Plan to the contrary, the Plan is not intended to, and shall not, limit or restrict a Participant from: (a) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934, maintaining the confidentiality of a claim with a government agency that is responsible for enforcing a law; (b) providing Confidential Information (as defined in Section 7.2(b)(i)) to the extent required by law or legal process or permitted by Section 21F of the Securities Exchange Act of 1934; (c) cooperating, participating or assisting in any government or regulatory entity investigation or proceeding; or (d) receiving an award for information provided to any government agency that is responsible for enforcing the law.

8. Timing of Severance Benefits. Except as set forth in Section 5.3, and provided that the Release becomes effective and irrevocable by the Release Deadline Date and subject to Section 10, the Severance Benefits will be paid on the first Company payroll date following the Release Deadline Date (such payment date, the “Severance Start Date”), and any Severance Benefits otherwise payable to the Participant during the period immediately following the Participant’s termination of employment with the Company through the Severance Start Date will be paid in a lump sum to the Participant on the Severance Start Date, with any remaining payments to be made as provided in the Plan.

9. Exclusive Benefit. The Severance Benefits shall be the exclusive benefit for a Participant related to termination of employment and/or Change in Control during the Change in Control Period (including, without limitation, under any applicable employment or severance agreement or plan).

10. Section 409A.

10.1. Notwithstanding anything to the contrary in the Plan, no Severance Benefits to be paid or provided to a Participant, if any, under the Plan that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or provided until the Participant has a “separation from service” within the meaning of Section 409A. Similarly, no Severance Benefits payable to a Participant, if any, under the Plan that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until the Participant has a “separation from service” within the meaning of Section 409A.

10.2. It is intended that the Severance Benefits will be either exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 10.4 below or as resulting from an involuntary separation from service as described in Section 10.5 below or will be compliant with Section 409A. In no event will a Participant have discretion to determine the taxable year of payment of any Deferred Payment.

10.3. Notwithstanding anything to the contrary in the Plan, if a Participant is a “specified employee” within the meaning of Section 409A at the time of the Participant’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following the Participant’s separation from service, will become payable on the date six (6) months and one (1) day following the date of the Participant’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of the Participant’s death following the Participant’s separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Participant’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under the Plan is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.

10.4. Any amount paid under the Plan that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of this Section 10.

10.5. Any amount paid under the Plan that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of this Section 10.

10.6. The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the Severance Benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. Notwithstanding anything to the contrary in the Plan, including but not limited to Sections 12 and 15, the Company reserves the right to amend the Plan as it deems necessary or advisable, in its sole discretion and without the consent of the Participants, to comply with Section 409A or to avoid income recognition under Section 409A prior to the actual payment of Severance Benefits or imposition of any additional tax. In no event will the Company reimburse a Participant for any taxes or other costs that may be imposed on the Participant as result of Section 409A.

11. Withholdings. The Company will withhold from any Severance Benefits all applicable U.S. federal, state, local and non-U.S. taxes required to be withheld and any other required payroll deductions.

12. Administration. The Company is the administrator of the Plan (within the meaning of section 3(16)(A) of ERISA). The Plan will be administered and interpreted by the Administrator; provided, that, during the Change in Control Period, the Administrator shall not have discretionary authority in the administration of the Plan, and any court or tribunal that adjudicates any dispute, controversy or claim arising under, in connection with or related to the Plan will apply a de novo standard of review to any determinations made by the Administrator, and such de novo standard shall apply notwithstanding the administrative authority granted hereunder to the Administrator or characterization of any decision by the Administrator as final, binding or conclusive on any party. The Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. In accordance with Section 2.3, the Administrator (a) may, in its sole discretion and on such terms and conditions as it may provide, delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to the Plan, and (b) has the authority to act for the Company (in a non-fiduciary capacity) as to any matter pertaining to the Plan; provided, however, that any Plan amendment or termination or any other action that reasonably could be expected to increase materially the cost of the Plan must be approved by the Board.

13. Eligibility to Participate. To the extent that the Administrator has delegated administrative authority or responsibility to one or more officers of the Company in accordance with Sections 2.3 and 12, each such officer will not be excluded from participating in the Plan if otherwise eligible, but he or she is not entitled to act upon or make determinations regarding any matters pertaining specifically to his or her own benefit or eligibility under the Plan. The Administrator will act upon and make determinations regarding any matters pertaining specifically to the benefit or eligibility of each such officer under the Plan.

14. Effectiveness. The Plan became effective upon the Effective Date.

15. Amendment or Termination. The Company, by action of the Administrator, reserves the right to amend or terminate the Plan (including any appendices or annexes thereto) at any time, without advance notice to any Participant and without regard to the effect of the amendment or termination on any Participant or on any other individual, subject to the following. Any amendment or termination of the Plan (or any appendix or exhibit thereto) will be in writing. Notwithstanding the foregoing, any amendment to the Plan (or any appendix or exhibit thereto) that (a) causes an individual to cease to be a Participant, or

(b) adversely affects the Severance Benefits potentially payable to a Participant (including, without limitation, imposing additional conditions or modifying the amount or timing of payment), will not be effective without the consent of such Participant, unless such amendment is required by law or a written notice is provided to such Participant at least one (1) year in advance of such amendment; provided, that no such amendments shall be effective during the Change in Control Period. Any action of the Company in amending or terminating the Plan (or any appendix or exhibit thereto) will be taken in a non-fiduciary capacity.

16. Claims and Appeals.

(a) Claims Procedure. Any employee or other Person who believes he or she is entitled to any Severance Benefits may submit a claim in writing to the Administrator within ninety (90) days of the earlier of (i) the date the claimant learned the amount of his or her Severance Benefits or (ii) the date the claimant learned that he or she will not be entitled to any Severance Benefits. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will describe any additional information needed to support the claim and the Plan’s procedures for appealing the denial. The denial notice will be provided within ninety (90) days after the claim is received. If special circumstances require an extension of time (up to ninety (90) days), written notice of the extension will be given within the initial ninety (90)-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.

(b) Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within sixty (60) days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of its decision on review within sixty (60) days after it receives a review request. If additional time (up to sixty (60) days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.

17. Attorneys’ Fees. Subject to Section 29, if applicable to the particular contest, the parties shall each bear their own expenses, legal fees and other fees incurred in connection with the Plan; provided that, if the Participant prevails on at least one material claim (regardless of by whom brought), the Company shall reimburse such Participant for all legal fees and other fees incurred as a result of any contest by such Participant, the Company or any other Person; provided, further, that the Participant shall have submitted an invoice for such fees and expenses not later than 30 days after the final resolution of such contest and the Company shall make such payment within 30 days of the date on which the invoice is so submitted, and the Participant’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.

18. Source of Payments. All payments under the Plan will be paid from the general funds of the Company; no separate fund will be established under the Plan, and the Plan will have no assets. No right of any Person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.

19. Inalienability. In no event may any current or former employee of the Company or any of its subsidiaries or Affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.

20. No Enlargement of Employment Rights. Neither the establishment or maintenance or amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to continue to be an employee of the Company. The Company expressly reserves the right to discharge any of its employees at any time, with or without Cause. However, as described in the Plan, a Participant may be entitled to Severance Benefits depending upon the circumstances of his or her termination of employment.

21. No Setoff. The Company’s obligation to pay or provide (or cause to be paid or provided) the Severance Benefits and otherwise to perform its obligations hereunder shall be absolute and unconditional and shall not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action which the Company may have against a Participant or others. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to such Participant under any provisions of the Plan and no amounts received from other employment shall serve to mitigate the payments hereunder.

22. Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) shall assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.

23. Applicable Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the state of New York (but not its conflict of laws provisions).

24. Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

25. Headings. Headings in the Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

26. Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of its Board, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such Person by the Company.

27. Jurisdiction.

27.1. Each Participant irrevocably agrees that any legal action, suit or proceeding arising out of or in connection with the Plan (whether for breach of contract, tortious conduct or otherwise) shall be brought exclusively in the United States District Court for the state of New York or, if such court does not have subject matter jurisdiction, the state courts of New York located in New York County, and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam, with respect to any such action, suit or proceeding. Each Participant hereby waives, to the fullest extent permitted by applicable law, any objection that he or she now or hereafter has to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in such court. Each Participant agrees not to commence any action arising out of or relating to the Plan in a forum other than the forum described in this Section 27.1

27.2. Each Participant hereby waives, to the fullest extent permitted by applicable law, any right he or she may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with the Plan. Each Participant (i) certifies that no representative, agent or attorney of the Company or any Affiliate has represented, expressly or otherwise, that the Company or such Affiliate would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that the Company has permitted the Participant to participate in this Plan on the basis of, among other things, the mutual waivers and certifications in this Section 27.2.

28. Additional Information.

Plan Name:	Barnes & Noble, Inc. Change in Control Severance Plan

Plan Sponsor:	Barnes & Noble, Inc. c/o General Counsel 122 Fifth Avenue New York, NY 10011 (212) 633-3300

Identification Numbers:	EIN: 06-1196501 PLAN: 517

Plan Year:	Company’s fiscal year

Plan Administrator:	Barnes & Noble, Inc. Attention: Administrator of the Barnes & Noble, Inc. Change in Control Severance Plan 122 Fifth Avenue New York, NY 10011 (212) 633-3300

Agent for Service of Legal Process:	Barnes & Noble, Inc. Attention: General Counsel 122 Fifth Avenue New York, NY 10011 (212) 633-3300

Service of process also may be made upon the Administrator.

Type of Plan	Severance Plan

Plan Costs	The cost of the Plan is paid by the Company.

29. Statement of ERISA Rights.

Participants under the Plan have certain rights and protections under ERISA:

(a) Participants may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor. These documents are available for Participants’ review in the Company’s Human Resources Department.

(b) Participants may obtain copies of all Plan documents and other Plan information upon written request to the Administrator. A reasonable charge may be made for such copies.

In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Participants. No one, including the Company or any other Person, may fire a Participant or otherwise discriminate against a Participant in any way to prevent a Participant from obtaining a benefit under the Plan or exercising his or her rights under ERISA. If a Participant’s claim for a severance benefit is denied, in whole or in part, such Participant must receive a written explanation of the reason for the denial. Participants have the right to have a denial of their claim reviewed. (The claim review procedure is explained in Section 16 above.)

Under ERISA, there are steps Participants can take to enforce the above rights. For example, if a Participant requests materials and does not receive them within thirty (30) days, he or she may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay the Participant up to $110 a day until he or she receives the materials, unless the materials were not sent due to reasons beyond the control of the Administrator. If a Participant has a claim which is denied or ignored, in whole or in part, the Participant may file suit in a federal court. If it should happen that the Participant is discriminated against for asserting his or her rights, he or she may seek assistance from the U.S. Department of Labor, or may file suit in a federal court.

In any case, the court will decide who will pay court costs and legal fees. If a Participant is successful, the court may order the Person a Participant has sued to pay these costs and fees. If a Participant loses, the court may order the Participant to pay these costs and fees, for example, if it finds that the Participant’s claim is frivolous.

If a Participant has any questions regarding the Plan, he or she should contact the Administrator. If a Participant has any questions about this statement or about his or her rights under ERISA, he or she may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in his or her telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. Participants also may obtain certain publications about their rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Appendix A

Appendix A

LIST OF PARTICIPANTS

Appendix B

Appendix B

GENERAL RELEASE AND WAIVER

1. [•] (“Employee”) hereby acknowledges and agrees that Employee’s employment with Barnes & Noble, Inc. (the “Company”) terminated on                     , 20     (the “Termination Date”).

2. Employee acknowledges and agrees that Employee’s executing this General Release and Waiver (“Release”) is a condition precedent to the Company’s obligation to pay (and the Employee’s right to retain) the payments and benefits set forth in Section 5 of the Barnes & Noble, Inc. Change in Control Severance Plan, dated as of December [•], 2018 (such plan referred to herein as the “Severance Plan” and such payments and benefits collectively referred to therein as the “Separation Benefit”), that the Separation Benefit is adequate consideration for this Release, and that any monetary or other benefits that, prior to the execution of this Release, Employee may have earned or accrued, or to which Employee may have been entitled, have been paid or such payments or benefits have been released, waived or settled by Releasor (as defined below) except as expressly provided in this Release.

3. (a) THIS SECTION PROVIDES A COMPLETE RELEASE AND WAIVER OF ALL EXISTING AND POTENTIAL CLAIMS EMPLOYEE MAY HAVE AGAINST EVERY PERSON AND ENTITY INCLUDED WITHIN THE DESCRIPTION BELOW OF “RELEASEE.” BEFORE EMPLOYEE SIGNS THIS RELEASE, EMPLOYEE MUST READ THIS SECTION CAREFULLY, AND MAKE SURE THAT EMPLOYEE UNDERSTANDS IT FULLY.

(b) In consideration of Employee’s receipt and acceptance of the Separation Benefit from the Company, and on behalf of the Company and each Releasee (as defined below), Employee, on Employee’s behalf and on behalf of Employee’s heirs, executors, administrators, successors and assigns (collectively, “Releasor”), hereby irrevocably, unconditionally and generally releases the Company, its current and former officers, directors, shareholders, trustees, parents, members, managers, affiliates, subsidiaries, branches, divisions, benefit plans, agents, attorneys, advisors, counselors and employees, and the current and former officers, directors, shareholders, agents, attorneys, advisors, counselors and employees of any such parent, affiliate, subsidiary, branch or division of the Company and the heirs, executors, administrators, receivers, successors and assigns of all of the foregoing (each, a “Releasee”), from or in connection with, and hereby waives and/or settles, except as provided in Section 3(c), any and all actions, causes of action, suits, debts, dues, sums of money, accounts, controversies, agreements, promises, damages, judgments, executions, or any liability, claims or demands, known or unknown and of any nature whatsoever, whether or not related to employment, and which Releasor ever had, now has or hereafter can, shall or may have as of the date of this Release, including, without limitation, any rights and/or claims arising under any contract, express or implied, written or oral, including, without limitation, the Severance Plan; any rights and/or claims arising under any applicable foreign, federal, state, local or other statutes, orders, laws, ordinances, regulations or the like, or case law, that relate to employment or employment practices, including, without limitation, family and medical, and/or, specifically, that prohibit discrimination based upon age, race, religion, sex, color, creed, national origin, sexual orientation, marital status, disability, medical condition, pregnancy, veteran status or any other unlawful bases, including, without limitation, the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Civil Rights Acts of 1866 and 1871, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, the Family Medical Leave Act of 1993, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, as amended, the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar applicable statutes, orders, laws, ordinances, regulations or the like, or case law, of the State of New York and any state in which any Releasee is subject to jurisdiction, or any political subdivision thereof, including, without limitation, the New York State Human Rights Law, the New York State Labor Law and the New York City Human Rights Law, and all applicable rules and regulations promulgated pursuant to or concerning any of the foregoing statutes, orders, laws, ordinances, regulations or the like; (iii) any waivable rights and/or claims relating to wages and hours, including under state or local labor or wage payment laws; (iv) any rights and/or claims to benefits that Employee may have or become entitled to receive under any severance, termination, change of control, bonus or similar policy, plan, program, agreement or similar or related arrangements, including, without limitation, any offer letter, letter agreement or employment agreement between Employee and the Company; (v) any rights and/or claims that Employee may have to receive any equity in the Company (whether restricted or unrestricted) in the future; and (vi) any rights and/or claims for attorneys’ fees. Employee agrees not to challenge or contest the reasonableness, validity or enforceability of this Release.

(c) Notwithstanding the foregoing, Employee does not release any Releasee from any of the following rights and/or claims: (i) any rights and/or claims Employee may have that arise after the date Employee signs this Release; (ii) any rights and/or claims that by law cannot be waived by private agreement; (iii) Employee’s right to file a charge with or participate in any investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission (“EEOC”) or similar government agency; provided that even though Employee can file a charge or participate in an investigation or proceeding conducted by the EEOC or similar government agency, by executing this Release, Employee is waiving his ability to obtain relief of any kind from any Releasee to the extent permitted by law; (iv) Employee’s non-forfeitable rights to accrued benefits (within the meaning of Sections 203 and 204 of ERISA); (v) any rights and/or claims to insurance coverage under any directors’ and officers’ personal liability insurance or fiduciary insurance policy; or (vi) any rights and/or claims to enforce the Severance Plan in accordance with its terms.

4. Nothing in or about this Release prohibits Employee from: (i) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934, maintaining the confidentiality of a claim with a government agency that is responsible for enforcing a law; (ii) providing Confidential Information (as defined in Section 7.2(b) of the Severance Plan) to the extent required by law or legal process or permitted by Section 21F of the Securities Exchange Act of 1934; (iii) cooperating, participating or assisting in any government or regulatory entity investigation or proceeding; or (iv) receiving an award for information provided to any government agency that is responsible for enforcing the law.

5. Employee represents and warrants that Employee has not filed or commenced any complaints, claims, actions or proceedings of any kind against any Releasee with any federal, state or local court or any administrative, regulatory or arbitration agency or body. Employee hereby waives any right to, and agrees not to, seek reinstatement or employment of any kind with any Releasee and, without waiver by any Releasee of the foregoing, the existence of this Release shall be a valid, nondiscriminatory basis for rejecting any such application or, in the event Employee obtains such employment, for terminating such employment. This Release and the Separation Benefit are not intended to be, shall not be construed as and are not an admission or concession by any Releasee of any wrongdoing or illegal or actionable acts or omissions.

6. (a) Employee hereby represents and agrees that Employee shall keep confidential and not disclose orally or in writing, to any person, except as may be required by law, any and all information concerning the existence or terms of this Release and the amount of any payments made hereunder. Employee further agrees that, except as shall be required by law, Employee shall keep confidential and not disclose orally or in writing, directly or indirectly, to any person (except Employee’s immediate family, attorneys and accountant), any and all information concerning any facts, claims or assertions relating or referring to any experiences of Employee or treatment Employee received by or on behalf of any Releasee through the date of this Release.

(b) If Employee is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any information covered by Section 6(a), Employee shall promptly notify the Company of such request or requirement so that the Company may seek to avoid or minimize the required disclosure and/or to obtain an appropriate protective order or other appropriate relief to ensure that any information so disclosed is maintained in confidence to the maximum extent possible by the agency or other person receiving the disclosure, or, in the discretion of the Company, to waive compliance with the provisions of this Release. Employee shall use reasonable efforts, in cooperation with the Company or otherwise, to avoid or minimize the required disclosure and/or to obtain such protective order or other relief. If, in the absence of a protective order or the receipt of a waiver hereunder, Employee is compelled to disclose such information or else stand liable for contempt or suffer other sanction, censure or penalty, Employee shall disclose only so much of such information to the party compelling disclosure as he believes in good faith on the basis of advice of counsel is required by law, and Employee shall give the Company prior notice of such information he believes he is required to disclose. Notwithstanding the foregoing, pursuant to the Defend Trade Secrets Act of 2016, Employee understands that: An individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, Employee understands that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.

7. (a) Employee shall not make, either directly or by or through another person, any oral or written negative, disparaging or adverse statements or representations of or concerning any Releasee.

(b) Without limitation to the survival of any other terms of the Severance Plan subsequent to the end of Employee’s employment, the termination of the Severance Plan, and/or the execution and effectiveness of this Release, Employee and the Company expressly acknowledge that the terms of Sections 7 and 26 of the Severance Plan survive and shall be in full force and effect as provided in the Severance Plan.

8. The covenants, representations and acknowledgments made by Employee in this Release shall continue to have full force and effect after the execution and effectiveness of this Release and the delivery of the Separation Benefit, and this Release shall inure to the benefit of each Releasee, and the successors and assigns of each of them, to the extent necessary to preserve the intended benefits of such provisions. If any section of this Release is determined to be void, voidable or unenforceable, it shall have no effect on the remainder of this Release, which shall remain in full force and effect, and the provisions so held invalid or unenforceable shall be deemed modified as to give such provisions the maximum effect permitted by applicable law. The Company shall be excused and released from any obligation to make payment of the Separation Benefit, and Employee may be obligated to return to the Company the Separation Benefit, in the event that Employee is found to have (a) made a material misstatement in any term, condition, covenant, representation or acknowledgment in this Release or (b) committed or commits a material breach of any term, condition or covenant in this Release, as determined by a court of competent jurisdiction.

9. This Release and the Severance Plan constitute the sole and complete agreement between the parties with respect to the matters set forth therein and supersedes all prior agreements, understandings and arrangements, oral or written, between Employee and the Company with respect to the subject matter thereof. This Release may not be amended or modified except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Either party may, by an instrument in writing, waive compliance by the other party with any term or provision of this Release to be performed or complied with by such other party.

10. With respect to any claims or disputes under or in connection with this Release or any claims released under Section 3 of this Release, Employee and the Company hereby acknowledge and agree that Sections 23 and 27 of the Severance Plan shall govern. Employee acknowledges that a breach of the provisions of this Release may give rise to losses or damages for which the Company cannot be reasonably or adequately compensated in an action at law, and that such violation may result in irreparable and continuing harm to the Company. Accordingly, Employee agrees that, in addition to any other remedy that the Company may have at law or in equity, the Company may be entitled to seek equitable relief, including, without limitation, injunction and specific performance and Employee hereby waives any requirements for security or posting of any bond in connection with such relief. No specification in this Release of any particular remedy shall be construed as a waiver or prohibition of any other remedies (including claims for damages) in the event of a breach or threatened breach of this Release.

11. Employee agrees and acknowledges that (a) Employee has had an adequate opportunity to review this Release and all of its terms, (b) Employee understands all of the terms of this Release, which are fair, reasonable and are not the result of any fraud, duress, coercion, pressure or undue influence exercised by or on behalf of any Releasee and (c) Employee has agreed to and/or entered into this Release and all of the terms hereof, knowingly, freely and voluntarily.

12. By executing this Release, Releasor acknowledges that (a) Employee has been advised by the Company to consult with an attorney before executing this Release; (b) Employee was provided adequate time (i.e., at least 21 days) to review this Release and to consider whether to sign this Release; and (c) Employee has been advised that Employee has 7 days following execution to revoke this Release (“Revocation Period”). Notwithstanding anything to the contrary contained herein or in the Severance Plan, this Release shall not be effective or enforceable, and the Separation Benefit is not payable and shall not be delivered or paid by the Company, until the Revocation Period has expired and provided that Employee has not revoked this Release. Employee agrees that any revocation shall be made in writing and delivered to                        , Vice President, Human Resources, Barnes & Noble, Inc., 122 Fifth Avenue, NY, NY 10011. Employee acknowledges that revocation of this Release shall result in the Company’s not having an obligation to pay the Separation Benefit.

Signature:		Date:
[Employee]

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